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                                                                  Exhibit 99.1

[CORE LOGO]                                                      [FORTIS LOGO]

FORTIS, INC.                                            CORE, INC.

One Chase Manhattan Plz                                 18881 Van Karman Avenue
New York, NY                                            Suite 1750
10005                                                   Irvine, CA 92612
Telephone                                               Telephone
(212) 859-7000                                          (949) 442-2100



press release

                  FORTIS, INC. TO ACQUIRE CORE FOR $45 MILLION

        TRANSACTION REINFORCES COMMITMENT OF BOTH COMPANIES TO SUPPORTING
                    CONTINUED GROWTH AND INDUSTRY LEADERSHIP

NEW YORK, NY and IRVINE, Calif., March 29, 2001 - Fortis, Inc., part of the international Fortis group [BSE: FOR and AMS: FOR], and CORE, INC. ("CORE") (NASDAQ: CORE) today announced that their boards of directors have approved a merger agreement under which Fortis, Inc. will acquire all of the shares of CORE for $4.92 in cash per share, or approximately $45 million in the aggregate. It is anticipated that CORE will retire its outstanding debt of $13 million upon closing.

The transaction, which will be accounted for as a purchase, is expected to be immediately accretive to Fortis, Inc.'s earnings. The companies anticipate that the transaction can be completed in approximately three months, subject to customary closing conditions, including CORE shareholder approval.

J. Kerry Clayton, president and chief executive officer of Fortis, Inc., said, "Fortis, Inc.'s acquisition of CORE represents an important step forward in our strategy to build and manage a select portfolio of U.S. specialty businesses that are leaders in their respective markets. As a leading independent provider of employee absence management nationwide and a major provider of disability reinsurance and management services to middle-market insurance carriers, CORE complements our existing niche businesses and is an ideal partner to help Fortis, Inc. seize exciting new opportunities for growth and innovation.

"CORE's recognized expertise in employee absence management will provide us with cutting-edge knowledge and R&D that we can leverage across our businesses. We also expect to realize improvements in pricing accuracy and duration case management through direct access to CORE's data warehouse, COREbase(TM), the most comprehensive proprietary repository of clinical experience and benchmark data in the industry. Our non-medical group insurance business, Fortis Benefits, will also benefit from CORE's institutional knowledge of and expertise in disability services and solutions, including clinical disability management and Family and Medical Leave Act (FMLA) administration. We are confident that we will achieve these benefits while providing CORE with considerable autonomy in developing and carrying out its business strategy in its existing markets. By strategically harnessing the talent and experience that CORE's people bring to our organization, we will be better positioned to compete in our chosen markets," Mr. Clayton concluded.

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George C. Carpenter IV, chairman and chief executive officer of CORE, said: "Our combination with Fortis, Inc. provides important benefits to our shareholders, clients and employees that we could not have achieved on a stand-alone basis. This is a win-win transaction for both of our companies. Fortis, Inc., backed by Fortis' global reach and financial strength, has the resources and operational expertise to help CORE grow our businesses and increase our market share. Likewise, our robust WorkAbility(R) business and exceptional disability management expertise will provide Fortis, Inc.'s businesses with valuable new tools to remain first-movers in the diverse markets they serve. Together, we will be able to offer broader capabilities to our clients and increased opportunities to our employees by sharing best practices across both organizations."

CORE is expected to maintain its current operations in California, Maine, Maryland, Massachusetts, Michigan and Minnesota, and will continue to provide the same complement of high-quality services its clients have come to expect. Given the diverse specialty businesses in which Fortis, Inc. and CORE operate, the combination is not expected to result in significant workforce reductions.

Alston & Bird is acting as legal counsel to Fortis, Inc. Cochran, Caronia & Co. is acting as financial advisor to CORE, and Rich, May, Bilodeau & Flaherty, P.C. is acting as legal counsel to CORE.

CONFERENCE CALL INFORMATION
CORE will be hosting a live conference call Web cast today at 7:00 p.m. Eastern time at www.coreinc.com. Participants should allow at least 15 minutes to register for the call and download the appropriate software. A replay of the call will be available today after 11:00 p.m. Eastern time at the same Web address. For more information, please contact Mona Baset Winn at (949) 442-2109.

ABOUT CORE
CORE is a leading independent provider of employee absence management, covering
1.8 million employees nationwide. CORE combines proprietary clinical systems with a staff of experienced nurses, physicians, benefits specialists and claims professionals to help employers reduce absences, increase employee satisfaction and improve workplace productivity. With $64 million in revenues, CORE and its subsidiaries employ nearly 600 employees in offices nationwide and serve over 350 clients, including numerous Fortune 500 clients. For more information and 2000 financial results, visit the company's website at WWW.COREINC.COM.

ABOUT FORTIS, INC.
Fortis, Inc. is a financial services company that, through its operating companies and affiliates, provides specialty insurance and investment products to businesses, associations, financial service organizations and individuals primarily in the U.S. Fortis, Inc. is part of Fortis, the international group that operates in the fields of insurance, banking and investments in more than 65 countries and with around 70,000 employees. *Fortis is ranked 33rd in the "World Super 50" by FORBES magazine and is ranked 38th among the world's 500 largest

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international companies based on revenues. For more information, visit the company's website at WWW.FORTIS.COM.

*FORBES magazine ranked Fortis 33rd in its 'World Super 50' - Forbes' list of the world's 50 largest public companies based on an equally weighted ranking of assets, sales, profits and market value. The same survey ranked Fortis 38th among the world's 500 largest companies based on revenues.


CORE, INC. SAFE HARBOR STATEMENT
This press release contains certain statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and CORE's actual results may differ materially from those contemplated by such statements. These forward-looking statements reflect management's current expectations, are based on many assumptions, and are subject to certain risks and uncertainties, including, among other things, those factors described in the periodic reports and registration statements CORE files from time to time with the Securities and Exchange Commission. CORE does not intend to update or publicly release any revisions to the forward-looking statements.


 CONTACTS

 FORTIS, INC.                               CORE, INC.

 Investors:                                 Investors/Media:
 Drew Desky                                 Mona Baset Winn
 (212) 859 7030                             (949) 442-2109
 drew.desky@us.fortis.com                   mona.baset-winn@coreinc.com

 Media:
 Melissa Kivett
 (212) 859 7029
 melissa.kivett@us.fortis.com

 FORTIS BENEFITS

 Media:
 Mark Andruss
 (816) 881-8926
 mark.andruss@us.fortis.com